Filed Pursuant to Rule 424(b)(3)

SEC File #333-295693
1st FRANKLIN FINANCIAL CORPORATION

VARIABLE RATE
SUBORDINATED DEBENTURES

PERIODS OF AUGUST 20, 2026 THRU AUGUST 26, 2026
AND
AUGUST 27, 2026 THRU SEPTEMBER 2, 2026

Period of August 20, 2026 Thru August 26, 2026
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.77	1.75	1 Month	$500.00
	1.77	1.75	3 Months	$500.00
	4.60	4.50	6 Months	$500.00
	5.13	5.00	1 Year	$500.00
	5.13	5.00	2 Years	$500.00
	4.60	4.50	4 Years	$500.00

Period of August 27, 2026 Thru September 2, 2026
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.77	1.75	1 Month	$500.00
	1.77	1.75	3 Months	$500.00
	4.60	4.50	6 Months	$500.00
	5.13	5.00	1 Year	$500.00
	5.13	5.00	2 Years	$500.00
	4.60	4.50	4 Years	$500.00

(a)	Compounded daily based on 365/366 year.
(b)	Interest is earned daily, and will be paid promptly upon a holder’s request, otherwise principal and interest are payable at maturity.
(c)	At the end of this period, the interest rate will be adjusted. Debentures mature four years from their date of issue, subject to earlier redemption as provided for therein. Redemption at any other time is at the discretion of the Company and is subject to an interest penalty. Absent redemption by the holder at maturity, the term of the Debenture will be extended for one four-year period, subject to the same redemption rights.

This is not an offer to sell, or the solicitation of an offer to purchase these securities. Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

1st Franklin Financial Corporation ("1FFC") is not a bank. All offers and sales of our securities are made only by our Prospectus.1FFC's Investment offerings are not bank deposits or obligations, are not insured by the FDIC, SPIC, or any other Federal or State Agency, and are not otherwise guaranteed by a depository institution. Investors must rely solely on the company's ability to pay principal and interest on its securities. 1FFC is registered by the Securities and Exchange Commission ("SEC") in the United States of America and offers investment services and products including Commercial Paper debt securities, governed by United States Federal Law. 1FFC is authorized by the state of Georgia and South Carolina for other products only available in those states. 1FFC is not registered in any other jurisdiction and does not do business in California.  Past performance is not indicative of future results.

Prospectus Supplement Dated August 20, 2026